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                                                                    EXHIBIT 10.6

                                                               EXECUTION VERSION

            THIS TRANSACTION AND MONITORING FEE AGREEMENT is dated as of September 23, 2004 (this "AGREEMENT") and is between Vanguard Health Systems, Inc., a Delaware corporation (the "COMPANY"), Blackstone Management Partners IV L.L.C., a Delaware limited liability company ("BMP"), and Metalmark Management LLC ("MSCP MANAGER"). BMP and MSCP Manager are referred to herein collectively as the "SPONSOR MANAGEMENT ENTITIES".

                                   BACKGROUND

            1. Certain affiliates of BMP and certain affiliates of MSCP Manager (collectively the "SPONSORS") will invest in membership interests in VHS Holdings LLC ("PARENT") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 23, 2004 (the "MERGER AGREEMENT"), among the Company, Parent and Health Systems Acquisition Corp.

            2. The Sponsor Management Entities have expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business and has facilitated the transactions referred to above and certain other related transactions (collectively, the "TRANSACTIONS") through their provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. The Sponsor Management Entities have also provided advice and negotiation assistance with relevant parties in connection with the financing of certain of the Transactions as contemplated under the Merger Agreement.

            3. The Company desires to avail itself, for the term of this Agreement, of the Sponsor Management Entities' expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Company believes will be beneficial to it, and the Sponsor Management Entities wish to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

            4. In addition to any fees paid pursuant to this Agreement, certain members of the Company's management will receive Parent Units in respect of services provided to Parent with respect to Parent's investment in the Company.

            In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

            SECTION 1. TRANSACTION AND ADVISORY FEE. In consideration of |BMP undertaking financial and structural analysis, due diligence investigations, and other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the Company will pay| to BMP, at the Effective Time (as defined herein), |a transaction and advisory fee of $20,000,000.

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            SECTION 2. APPOINTMENT. The Company hereby engages the Sponsor
Management Entities to provide the services described in Section 3 (the "SERVICES") for the term of this Agreement on the terms and subject to the conditions of this Agreement.

            SECTION 3. SERVICES. (a) The Sponsor Management Entities agree that during the term of this Agreement, they will provide to the Company, by and through themselves, their affiliates and such respective officers, employees, representatives and third parties as the Sponsor Management Entities in their sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company's and its subsidiaries' lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions and/or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder will not include investment banking or other financial advisory services which may be provided by the Sponsor Management Entities or any of their affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. The Sponsor Management Entities may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and one or both of the Sponsor Management Entities or their relevant affiliates, on the other hand.

            (b) If BMP is entitled to receive any additional fee for any services provided (a "SUBSEQUENT TRANSACTION FEE") with respect to any acquisition made by the Company or any of its subsidiaries after the date hereof, MSCP Manager shall be entitled to receive: (i) if the Sponsors affiliated with BMP do not provide any equity financing for such acquisition, a Subsequent Transaction Fee equal to 15% of the Subsequent Transaction Fee receivable by BMP or (ii) if the Sponsors affiliated with BMP provide equity financing for such acquisition, a Subsequent Transaction Fee equal to (A) the total amount of the Subsequent Transaction Fees receivable by BMP, MSCP Manager and any other parties TIMES (B) a fraction the numerator of which is the amount of such equity financing provided by the Sponsors affiliated with MSCP Manager and the denominator of which is the total amount of such equity financing provided by all of the Sponsors and any other parties.

            (c) If BMP is entitled to receive any Subsequent Transaction Fee for any services provided with respect to any disposition of the Company or any of its subsidiaries or any of its assets or in connection with an initial public offering of the Company or any of its subsidiaries, in each case, after the date hereof, MSCP Manager shall be entitled to receive a Subsequent Transaction Fee equal to 15% of the Subsequent Transaction Fee receivable by BMP.

            SECTION 4. MONITORING FEE.

      (a) In consideration of the Services being provided by the Sponsor Management Entities, the Company will pay to BMP an annual monitoring fee of $4,000,000 in cash and will pay to MSCP Manager an annual monitoring fee of 30.0% of the BMP monitoring fee in cash

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(collectively, the "MONITORING FEE"), provided that any such payment to MSCP
Manager shall be reduced (but not below zero) such that on any payment date the cumulative aggregate Monitoring Fee paid to MSCP Manager does not exceed 15% of the sum of the $20,000,000 transaction and advisory fee paid to BMP hereunder and the cumulative aggregate Monitoring Fee paid to BMP hereunder on or prior to such date of determination. The Monitoring Fee will be payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by each of the Sponsor Management Entities, commencing at the Effective Time (as defined herein) through the Termination Date (as defined below). Any Monitoring Fee for the first calendar year of this Agreement will be prorated for the period of such year commencing at the Effective Time. Any Monitoring Fee for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date. For purposes of this Agreement, "TERMINATION DATE" means, with respect to any Sponsor Management Entity, the earliest of (i) the date on which such Sponsor Management Entity beneficially owns less than 5% of the outstanding common stock of the Company , (ii) when such Sponsor Management Entity no longer is entitled to any payment of the Monitoring Fee in accordance with Section 4(c) and (iii) such earlier date as the Company and such Sponsor Management Entity may mutually agree upon. Upon a Termination Date pursuant to clause (i) or (iii) thereof with respect to MSCP Manager, the Company shall pay to MSCP Manager an amount equal to the excess, if any, of 15% of the sum of the $20,000,000 transaction and advisory fee paid to BMP hereunder and the cumulative aggregate Monitoring Fee paid to BMP hereunder minus the cumulative aggregate Monitoring Fee previously paid to MSCP Manager.

      (b) To the extent the Company does not pay the Monitoring Fee for any reason, including by reason of any prohibition on such payment pursuant to the terms of any debt financing of the Company or its subsidiaries, the payment by the Company to the Sponsor Management Entities of the accrued and payable Monitoring Fee will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under any contract applicable to the Company and the Company is otherwise able to make such payment, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of 10%, compounded quarterly, from the date due until paid.

      (c)   Notwithstanding anything to the contrary contained in subparagraph
(a) above, BMP may elect at any time in connection with or in anticipation of a change of control or an initial public offering (or at any time thereafter) (which election can be made in its sole discretion by the delivery of written notice to the Company and MSCP Manager) to have each of the Sponsor Management Entities receive, in lieu of annual payments of the Monitoring Fee, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice (the "DISCOUNT RATE")) of all then current and future Monitoring Fees payable under this Agreement, assuming the Termination Date to be the tenth anniversary of the date hereof (the "LUMP SUM FEE")|; provided that with respect to MSCP Manager, the Lump Sum Fee shall not in any event be less than an amount equal to 15% of the sum of the $20,000,000 transaction and advisory fee paid to BMP hereunder and the cumulative aggregate Monitoring Fee and the Lump Sum Fee paid or to be paid (in each case) to BMP hereunder minus the cumulative aggregate Monitoring

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Fee previously paid to MSCP Manager. The Lump Sum Fee will be payable to each
Sponsor Management Entity by wire transfer in same-day funds to the bank account designated by such Sponsor Management Entity.

      (d) To the extent the Company does not pay any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, any unpaid portion of the Lump Sum Fee shall be paid to the Sponsor Management Entities on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture. Any portion of the Lump Sum Fee not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

            SECTION 5. REIMBURSEMENTS. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse the Sponsor Management Entities and each of their respective affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term "OUT-OF-POCKET EXPENSES" means the reasonable out-of-pocket costs and expenses incurred by a Sponsor Management Entity and their respective affiliates in connection with the Services provided under this Agreement (including prior to the Effective Time), including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by such Sponsor Management Entity, Sponsor or any of their affiliates, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by such Sponsor Management Entity, Sponsor or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with their or their affiliates' ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by such Sponsor Management Entity or its relevant affiliate (if such Out-of-Pocket Expenses were incurred by such Sponsor Management Entity, Sponsor or their respective affiliates) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the Company by the relevant payee.

            SECTION 6. INDEMNIFICATION. The Company will indemnify and hold harmless the Sponsor Management Entities, their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the "LIABILITIES"), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of the Sponsor Management Entities pursuant to, and the performance by the Sponsor Management Entities of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation

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or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys' fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

            SECTION 7. ACCURACY OF INFORMATION. The Company shall furnish or cause to be furnished to the Sponsor Management Entities such information as the Sponsor Management Entities believe reasonably appropriate to their monitoring, advisory and consulting services hereunder and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by the Sponsors of equity securities of Parent or the Company (all such information so furnished, the "INFORMATION"). The Company recognizes and confirms that the Sponsor Management Entities (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

            SECTION 8. EFFECTIVE TIME. This Agreement will become effective (the "EFFECTIVE TIME") as of the date hereof.

            SECTION 9. TERM. This Agreement will become effective as of the Effective Time and will continue until the Termination Date, except that Section 5 will remain in effect thereafter with respect to Out-of-Pocket Expenses which were incurred prior to or within a reasonable period of time after the Termination Date, but have not been paid to the Sponsor Management Entities in accordance with Section 5. The provisions of Sections 4(b), 6, 7 and 9 will survive the termination of this Agreement.

            SECTION 10. PERMISSIBLE ACTIVITIES. Subject to applicable law, nothing herein will in any way preclude the Sponsor Management Entities or their affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

            SECTION 11. MISCELLANEOUS.

      (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in

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writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

      (b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

                  if to BMP:

                  c/o The Blackstone Group L.P.
                  345 Park Avenue
                  31st Floor
                  New York, New York  10154
                  Attention:  Neil Simpkins
                  Facsimile:  (212) 583-5257

                  with a copy (which will not constitute notice) to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Ed Chung
                  Facsimile:  (212) 455-2502

                  if to MSCP Manager:

                  Morgan Stanley Capital Partners
                  1585 Broadway
                  New York, NY 10036
                  Attention: Eric Fry
                  Fax: (212) 761-9628

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: John Bick
                  Fax: (212) 450-3800

                  if to the Company:

                  Vanguard Health Systems, Inc.
                  20 Burton Hills Boulevard, Suite 100

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                  Nashville, TN 37215
                  Attention: Ronald Soltman, Esq.
                  Fax: (615) 665-6197

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

      (c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

      (d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

      (e) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Sponsor Management Entity without the prior written consent of the Company. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no person or party other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Sponsors and their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 6 of this Agreement.

      (f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

      (g) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.


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            IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Monitoring Fee Agreement on the date first written above.

            VANGUARD HEALTH SYSTEMS, INC.

            By: /s/ Joseph D. Moore
                ----------------------------------------------
                Name:  Joseph D. Moore
                Title: Executive Vice President, Treasurer and
                       Chief Financial Officer

            BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

            By: /s/ Neil Simpkins
                ---------------------------------------------
                Name:  Neil Simpkins
                Title: Managing Director

            METALMARK MANAGEMENT LLC

            By: /s/ Eric Fry
                ---------------------------------------------
                Name:  Eric Fry
                Title: Managing Director